Where Food Comes From, Inc. 8-K

Exhibit 99.2

Where Food Comes From, Inc.

2015 Year-End Conference Call Script

Call date: Tuesday, February 16, 2016

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer - Good morning and welcome to the Where Food Comes From 2015 year-end earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John Saunders - Good morning and thanks for joining us today.

2015 was another great year for Where Food Comes From. Our financial performance was solid throughout the year and we continued to strengthen the company and expand our horizons with some key personnel additions, new customer acquisitions, new verification standards, enhanced IT infrastructure and some important changes to our “Where Food Comes From” brand strategy.

I’ll start with a few financial highlights.

●	Revenue for 2015 grew 19% to $10.4 million dollars, up from $8.8 million last year.

●	Gross margin increased to 47% from 43% year over year.

●	Net income for the full year increased 133% to $534,000, or 2 cents per share, from $229,000, or one cent per share, a year ago.

●	We were profitable in all four quarters of 2015 and we’ve now recorded seven consecutive profitable quarters.

●	We generated more than $1.1 million in cash from operations in 2015 – up 89% over the prior year.

●	And finally, our balance sheet at year-end was as strong as it’s ever been:

o	Our cash balance was $3.8 million dollars, up 46% year over year.

o	Working capital increased to $4.3 million from $3.2 million.

o	And we’re virtually debt free.

It’s important to note that we achieved our revenue and profit growth in spite of the ongoing effects of animal disease outbreaks that severely impacted our pork and poultry audits throughout the year. We estimate that the Porcine Epidemic Diarrhea Virus and the Avian Flu impacted revenue in the range of $500,000. And in terms of our profitability, it’s also worth noting that we made significant investments in the business in 2015 – adding personnel to support new growth initiatives and upgrading IT infrastructure in order to strengthen what we believe is a highly scalable business model and prepare us for the growth we believe is to come.

Turning to a few operational highlights of 2015:

●	Certainly one of the most interesting and highly visible highlights of the year was the key role we played (and continue to play) in the McDonald’s pilot program for sustainable beef in Canada. For those of you who don’t know, McDonald’s is taking a leadership role in the area of sustainability and they chose Canada for the pilot of what we hope will evolve into a larger effort in other geographic territories. Our role is to serve as the exclusive provider of sustainability audits for ranchers who supply beef to McDonalds. To date we have verified 82 producers with another 100 expected to come online by the end of March. From the standpoint of both revenue and learning curve, this has been a rewarding project for Where Food Comes From. But the real takeaway is the underlying trend that led to this project in the first place. This is a consumer driven trend at the core – but it has morphed into the areas of corporate competition and corporate responsibility and it is gaining momentum. When the interests of consumers and corporations are aligned, that’s a pretty powerful situation with interesting implications for the industry players – like us – who can help both groups maximize those interests. And when you extrapolate that into areas like humane handling, non-GMO and any number of other verification standards, then it gets really interesting for Where Food Comes From, which just happens to have the industry’s most complete portfolio of verification solutions.

●	The non-GMO Project has been another important development over the past year. The Project is the largest industry group dedicated to building a verified non-GMO food supply. This is another big movement that is gaining momentum and keeping us very busy. To date some 32 US states have had some sort of GMO ballot initiative. Whole Foods has gone on record as committing to mandatory GMO labeling by 2018. Consumer interest in this is amazing. That someone like Neil Young is now writing songs and creating documentaries on the subject of GMO tells you just how ingrained it has become in our society – in a very short time. As one of only three non-GMO approved auditors nationally, Where Food Comes From is growing this part of its business very rapidly. We’ve gone from 19 customers in Q2 to 35 customers in Q3 and 66 customers today. We believe this standard is here to stay and this is only the tip of the iceberg.

●	Turning to our services portfolio, we added another standard to our mix in 2015 – Feed Verified – a resource for livestock producers, feed companies and food brands to confirm that a particular ingredient or feed product meets a specific verification or certification requirement. This new standard further diversifies our customer base to include feed manufacturers, including our flagship customer Kentucky-based Alltech. This also raises the total number of verification certifications we offer to 32. This is important because we are far and away the most diversified verification company in the US, and this gives us a critical competitive advantage of bundling capability – the ability to package 2 or more services together and offer customers a discounted price in addition to overall simplification of the auditing process – a welcome break from what’s known as audit fatigue. I’ll give you an example of this in a minute.

●	Another important development of 2015 involves our strategy around the Where Food Comes From ‘seal,’ which we’ve traditionally referred to in conjunction with our labeling program. As you know, our revenue model for the seal has been a per pound charge for retailers displaying the label on packaging containing meat that’s been source verified by Where Food Comes From. This is a viable model – and we fully intend to continue with it – but it has been slower to develop than we had originally anticipated. As a result, the exposure of our seal has been limited to the consumers who happen to shop in the relatively few store locations where the seal is displayed – a very small fraction of the overall number of consumers throughout the country who currently buy products and brands verified by Where Food Comes From. This morning you hopefully saw our news release announcing that Miller Poultry’s ‘Pine Manor Chicken,’ a private label brand for Whole Foods Market, has become our latest Where Food Comes From brand partner to display the Where Food Comes From seal. However, they will not fall under the per pound licensing fee arrangement because they are using us as their exclusive verification partner. As their exclusive provider, we are engaged to perform all of their audits for any claims they make. In return, they can display our label and give us valuable exposure in venues where it might take us years to penetrate with our seal under other circumstances. Because of this new strategy and this new arrangement with Miller Poultry and Whole Foods, our seal is now rolling out into Whole Foods locations throughout the Mountain, Midwest and a few Mid-Atlantic stores. We think there’s a ton of value in having Whole Foods shoppers exposed to our seal. In summary, this new approach gives us the best of both worlds. Per pound royalties among a certain category of customers and valuable exposure of our brand among another category of customer. I urge anyone who lives in any of these regions to stop by your local Whole Foods Markets and purchase some (or a lot) of Pine Manor Chicken. It truly is delicious!

●	And one more quick comment on Miller Poultry. In addition to conducting their source verification audits, we also manage their audits for non-GMO and Global Animal Partnership. This goes back to the earlier point I made about bundling. To be able to go into Miller Poultry in a sales situation and say we’ll do all three of your audits – we’ll save you time – and we’ll save you money – it’s a compelling business case and it puts our competition at a significant disadvantage.

●	Looking ahead, we see many catalysts for continued growth. I think it’s safe to say the trend of consumers, producers and retailers demanding more transparency into food production is here to stay – and the number of standards continues to grow. We also see some potential catalysts for accelerated growth. One of these is the USDA’s Animal Disease Traceability program, which is phasing in over the next few years and is expected to result in tens of thousands of beef producers coming into compliance with source verification requirements. We’re also encouraged that negotiations with China to reopen their markets to US beef exports are moving ahead in a positive manner. If and when that happens, we expect the scalability of our model to be tested.

●	As always, M&A remains top of mind as the catalyst for growth. Today we focused on smaller tuck-in acquisitions, as we call them, which were manageable from an integration standpoint. While we continue to focus on these types of transactions, we’ve come to the point in our development as a company where we won’t necessarily be limited to smaller transactions. Having crossed the $10 million annual revenue threshold this year and having a very strong balance sheet, we have become a much easier and safer company to do business with for larger customers, like McDonalds, who are putting a lot of trust in us and want some assurance that we have staying power and will be around when they really need us. Well, the same applies to our M&A targets - and we think we’ve achieved a critical mass - revenue levels, consistent profitability, strong balance sheet, industry reputation, Blue Chip customer list, etc. - that provides us an important level of comfort for a larger type of target that we’ve been pursuing in the past. This is not to say there is anything pending - just that we’re prepared to take this aspect of our growth strategy to the next level if and when a suitable opportunity arises.

With that I’ll open the call to questions….operator?

Question-and-Answer Session

Operator - Thank you. Now we’ll be conducting a question-and-answer session. Our first question today is coming from Ian Cassel from MicroCapClub. Please proceed with your questions.

Ian Cassel - Hi, John, I just have one question for you and it’s about China. I was wondering if you could give us, since you guys are in the frontlines of this, do you have any idea on potential timing for China opening up its borders to U.S. beef. Is that something we’re talking about in two or three years or is it something that we might have some sort of timeline in the next six to nine months and kind of secondary to that is, what does that mean to Where Food Comes From?

John Saunders - I’ll Leann answer this question.

Leann Saunders - So there’s been a lot of work within the industry to come up with kind of a consolidated plan around a proposal to try to get back into the China market for beef and there has been a lot of agreement with regards to that approach. So I think things are looking very well. From an industry perspective, I think the challenge is we’re faced with an Election here. There has been a lot of work also with our Government in really trying to push to the next level of negotiation, but I think we’re up against some challenges with regards to it being an Election year. So we’re pressing hard, but we’ll see.

Ian Cassel - Okay. Thanks Leann. And kind of secondary to that, what exactly does that mean? What’s the type of potential when you look at that China opportunity as it relates to you guys?

Leann Saunders - So the breakdowns in negotiations have always been that the Chinese require at a minimum what we talk about a source verification. So the ability to trace back to our premise and so they would require, it would be what we used to call the Japan Source and Age Verification Program. It would be the source verification piece of that is what they’re requiring of all of our competitors that are currently back in the Chinese market.

Ian Cassel - Okay. Okay. Thank you.

Operator - Thank you. Our next question today is coming from Jason Hershman a private investor. Please proceed with your question.

Jason Hershman - Sure. And thank you very much for taking my questions today and congratulations on a strong 2015. Actually I have a couple of questions, but actually just a short comment first. I know you guys are in the verification business obviously, so I’m sure you understand how difficult it is to come up with some good questions when you don’t release your 10-K at the same time as your earnings report. We’re trying to do our own verification work and not having that makes it more difficult particularly when your 10-Q does not really break down in detail, like your source of your cash flow and your cash flow statement. So maybe just want to reconsider maybe releasing them concurrently in the future, but my first question is just a basic one you guys were once in the high 30s, low 40s for your SG&A. Do you think that’s basically the level you guys could be running at in the new few years outside of any kind of acquisition related to FX?

John Saunders - It’s a good question. I think it’s been over our history that has been the case and we’ve been in that range. I think the problem that we have is that until we become a larger company and I would classify that as $20 million to $50 million in annual revenue, what we’re going to continually be faced with Jason is I know people in your world call it lumpiness, but it’s difficult for us to really look at year-over-year numbers and to put much credence in those fluctuations. Now again it has been consistent over the past years, but I think our thinking is, and our belief - and I think this year and last year have been the first years that we’ve really started to prove this out - is that the scalability that our business offers is unique in the sense that we’ve got enough people on staff to probably handle double the number of customers that we currently work with.

Now we’ll have other expenses related to just cost of goods sold and some other factors, but our real belief - and this hasn’t been tested I don’t think in a big way and we’re really kind of at the forefront of doing it, - is that as we continue to gain more scalability, more customers, SG&A will continue to be a lower percentage of our revenue and our bundling and our ability to offer customers a much more broad band type of service will really increase our margins and make SG&A a smaller percentage of what we do.

Jason Hershman - Okay. Great. I appreciate that answer because I know you guys are -- it was a growth company and sometimes you guys are making investments ahead of the curve and sometimes it doesn’t really -- it isn’t very clear if you’re just looking just purely at the numbers. So I appreciate the additional color on that.

Second question is obviously the stronger U.S. dollar has effect on beef exports and other meat exports, but I also -- maybe you can just touch on how that affects your business and also maybe not just always in terms of customers or exporting, but in terms of heightened competition let’s say from other importer, competitive forces who are importing. So maybe you can just touch on that.

John Saunders - Sure. Now that has been, I am sure, one of the things that you’ve all noticed is we had a slowing growth through the third and fourth quarter and that was we believe almost completely tied to the strength of the U.S. dollar, a sluggish economy globally, which is where most of our exports are going. So they’re going to the EU. They’re going to the Pacific Rim. So as the stronger dollar impacts all of our exports, it impacts our exports of meat probably even more and the competing countries around the world that would be Brazil and Argentina are primarily, they have a different production model. There is a different quality of meat, a different type of meat that they’re sending, which is typically grass fed. So there is a longer production cycle, which compared to the way that we finish products here in the United States puts our products at a disadvantage when they’re going to global markets and that’s in a nutshell is really the primary reason we’ve seen kind of a cooling in the third and fourth quarter and that’s been domestic as well. I don’t think it’s just something that’s going on internationally.

We’re not selling most of our services into commodity markets, so they’re value added markets. So companies like Whole Foods when you -- as their explosion, as their growth goes or as their constriction goes, it’s pretty -- it pretty closely follows where we’re going to fit in.

Jason Hershman - Okay. And a final question, I appreciate your detailed responses, you mentioned that your competitors were at a significant disadvantage as you build your bundling offerings and how important bundling is, why won’t they replicate this and go with their own acquisition spree if it does place them at such a significant disadvantage and therefore in essence make the playing field level again? Why -- I could see how your bundling is an advantage today, but how is it an advantage a few years from now?

John Saunders - Yes, good question and in fact many of our competitors have started down the path of not necessarily bundling, but looking for alliances that would enable to them -- to provide a similar type of at least on the outside looking in service to bundling. The biggest advantage that we have is that we started doing this five years ago and in the beef industry specifically and in most of the livestock production areas that we exist in, there is not a great deal of alternatives left. The five acquisitions that we’ve completed, we thought where the premier opportunities for growth in being able to acquire businesses that gave us that bundling capacity. So there are a few of those out there, but the real critical ones that were available five years ago we acquired ourselves.

Moving forward we do think that there is going to be more of this type of consolidation and where our real focus has been, which you can look at the majority of our competitors and the once that we even mentioned, our specialty is on farm and on locations. So our people, our systems are built to go back to the source. For probably close to 20 or 30 years, the idea of source verification has been from a retail perspective taking a back one step and knowing what factor, or what process, or distributor sent that product to you. We on the other hand have focused on going back to the original source and I think it’s what if you ask most consumers they wouldn’t look at Sysco as being the original source or food distributor. They would say we want to know what farm or what location and our ability to acquire those businesses, which had a footprint in that space, we live in a -- our customer base is a very unique group of individuals that have built around business. They’re small business owners, in most cases, very successful business owners and they appreciate content knowledge and expertise when somebody comes on farm. So our ability to have trained individuals within that commodity, within that species and within that geography puts us at a very, very high competitive advantage.

So it’s interesting that the next few years I think will play out some of what you’re describing. My belief in our philosophy here is that we’re quite a ways ahead of the game and we offer unique scenario for potential businesses that we would be looking at as well. But it’s interesting that you asked the question because we spend a lot of time thinking about it here.

Jason Hershman - I appreciate your very detailed response and I wish you all the best in 2016.

John Saunders - Thanks Jason.

Operator - Thank you. Our next question is coming from Terry Thompson, a Private Investor. Please proceed with your question.

Terry Thompson - Good morning, John, Leann. Congratulations on another good year.

John Saunders - Thanks Terry.

Terry Thompson - Yeah on the per pound labeling revenue, is this something specific just with Miller’s or is this something you’re going to do across the Board? In other words, is this a revenue stream that you’re planning on shutting down completely or is this just a one-time deal?

John Saunders - No doubt at all, we’re not shutting it down at all and I did my best to clarify, but I’ll try to give a little bit more color. What we found was that in most cases when we were promoting the label to retailers as I’ve mentioned in the past, most of the supply for those retailers was not something that was currently verified by Where Food Comes From. So there was a labeling fee, a royalty fee, which we fully see as being as a continuing revenue stream. What we were missing and I think where we’ve really spend a lot of time looking at our current customer base was we have some of the most prestigious food companies in the world that we currently work with and we verify production practices for them. They sell their products to consumers, but consumers have no idea that Where Food Comes From was involved with that product, or that production, or the verification of those claims. And the Aha moment for us was we’ve got such a stellar group of quality brands, high profile brands that currently are engaged with our verification programs that conveying to them that we wanted them to use the brand as a symbol of not only the claims, but probably more importantly the company that was verifying those claims, as a part of their service, as a part of their verification.

So the most simple way to look at it Terry, is that if we’re not doing the audits for the company and they want to use the logo and the label, which is the majority of what we’ve done in the past and our current customer base for the labeling program, we’ll stay exactly the same way that they are. With our current verification companies that we work with, Miller Poultry being a prime example of that for the Pine Manor private label brand for Whole Foods, we do 100% of their audits, which is over 100 locations across the Midwest. And we felt that it was critical for us to harness that brand, which is a great company.

You’re going to see more and more information about them in the coming weeks and about store placements and Whole Foods and us working together with Whole Foods, which incidentally it’s important that everybody knows that all of this is done in conjunction and with the support of Whole Foods. So we’re very excited, probably mostly about the fact that this is our first brand in Whole Foods. They’re excited about it. They see it as a growth opportunity. And we’re again -- Miller Poultry has been a long-term customer for us. It was taking that verification in the mark associated with those verifications to the consumer in a different way than we’ve been doing in the past.

Terry Thompson - All right. Well, thank you for clarifying that. And I look forward to meeting everyone again in Castle Rock here in a few months.

John Saunders - Sounds great, Terry. Thanks man.

Operator - Thank you. Our next question today is coming from Tom McGuire, a private investor. Please proceed with your question.

Tom McGuire - Hi, good morning. Does the new pricing model that you instigated with Miller Poultry, does that hasten the sales cycle in getting companies to your branded business John?

John Saunders - Great question, Tom. And I’ll have to give Tom credit on the call. He has been, I think asking similar types or the same type of thread over the past that this is something that we’ve been looking at for a long time. With Miller Poultry and I think based on things that are again part of just the regulatory side of the business has taken over a year to establish this program and to get the labeling approved and everything. So I guess the short answer is yes. It shortens it, but not significantly. We still have a great deal of work to do. There is a big hurdle that’s crossed, obviously by allowing our verification customers, which are big customers for us that we do a lot of business with Miller Poultry. So it’s -- we’ve -- they’ve been a great partner for us for a long time. But just getting that logo in the product and I think when you go to the store Tom, hopefully you’ll be able to see and get a feel for how great the label looks on the product. I’ve seen a couple of packages myself. It really pops. So -- and they see a value for it that I think we’ve been talking about, we’ve been hoping for. But the sales cycle is short, but not significantly shorter. We made this decision a while back. So we’ve been working with a number of customers in the same way. So we’re hopeful and we’re excited about what this new strategy is going to provide for us in terms of exposure of the brand in the next 12 to 24 months.

Tom McGuire - Okay. Thanks a lot John.

John Saunders - You bet Tom.

Operator - Thank you. We’ve reached the end of question-and-answer session. I’d like to turn the floor back over to Management for any further or closing comments.

John Saunders - Well, once again thank you all for your time, for your support. This is again a very critical juncture for us. I’ve talked to a number of you about us growing to be a $10 million annual revenue company and what leverage that could provide us. It’s interesting to me that the same day we report that, we also report that we’ve got our first major product launch into Whole Foods, which is something that we’ve talked a lot about in the past. We continue to see Whole Foods as one of our premier customers and we look forward to growing that.

So thank you all very much for your continued support and we’ll talk to you in 90 days.

Operator - Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.